UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 24, 2020
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Pure Storage, Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-37570		27-1069557
(State or Other Jurisdiction of Incorporation)	(Commission File Number)		(IRS Employer Identification No.)

650 Castro Street, Suite 400	Mountain View	California	94041
(Address of Principal Executive Offices)			(Zip Code)

(800) 379-7873
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	PSTG	New York Stock Exchange LLC
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 24, 2020, Pure Storage, Inc. ("Pure”) entered into a Credit Agreement (the “Credit Agreement”) with Barclays Bank Plc, as administrative agent, issuing bank and swingline lender, and the several banks and other financial institutions and lenders from time to time party thereto. The Credit Agreement provides for a five-year, senior secured revolving credit facility of $300 million (the “Credit Facility”).

Proceeds from the Credit Facility may be used for general corporate purposes and working capital. At this time, Pure has not borrowed any funds under the Credit Facility.

The interest rates applicable to loans under the Credit Facility are, at Pure’s option, equal to either a base rate plus a margin ranging from 0.50% to 1.25% per annum or LIBOR (subject to a floor of 0.00% per annum) plus a margin ranging from 1.50% to 2.25% per annum, based on the Consolidated Leverage Ratio (as defined in the Credit Agreement) of Pure and its Restricted Subsidiaries (as defined in the Credit Agreement). In addition, Pure will pay a commitment fee on the unused portion of the commitments under the Credit Facility ranging from 0.25% to 0.40% per annum, based on the then-applicable Consolidated Leverage Ratio.

Pure is not required to repay any loans under the Credit Facility prior to maturity, subject to certain customary exceptions. Pure is permitted to prepay all or any portion of the loans under the Credit Facility prior to maturity without premium or penalty, other than customary LIBOR breakage costs.

The Credit Agreement contains customary representations, warranties and affirmative and negative covenants that, among other things, limit Pure’s and its Restricted Subsidiaries’ ability to sell assets and to merge or consolidate with another entity, grant liens on assets, incur other indebtedness, make certain investments and acquisitions, make certain restricted payments and certain prepayments of junior indebtedness, enter into or engage in transactions with affiliates, enter into certain swap agreements, enter into certain restrictive agreements, make material changes in its accounting practices and make amendments to its organizational documents or documents governing junior indebtedness that are adverse to the lenders, all subject to exceptions set forth in the Credit Agreement. The Credit Agreement also requires Pure to satisfy two financial ratios measured as of the end of each fiscal quarter: a Consolidated Leverage Ratio and an Interest Coverage Ratio ( both as defined in the Credit Agreement).

The Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events with respect to Pure and certain of its subsidiaries, material judgments, and events constituting a change of control. If any principal is not paid when due, interest on such amount may accrue at an increased rate. Upon the occurrence and during the continuance of an event of default, the lenders may accelerate Pure’s obligations under the Credit Agreement; however, that acceleration will be automatic in the case of bankruptcy and insolvency events of default involving Pure.

The Credit Facility is guaranteed by certain of Pure’s wholly owned domestic subsidiaries and secured by assets of Pure and such subsidiaries, including a pledge of 65% of the capital stock of certain foreign subsidiaries.

The foregoing description of the Credit Agreement is not complete and is subject to and qualified in its entirety by reference to the Credit Agreement, which will be filed as an exhibit to Pure’s Quarterly Report on Form 10-Q for the period ending August 2, 2020.

Item 2.02. Results of Operations and Financial Condition.

On August 25, 2020, Pure issued a press release and will hold a conference call regarding its financial results for the quarter ended August 2, 2020. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

This information, including the exhibit(s) hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Pure is making reference to non-GAAP financial information in the press release and the conference call. A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures is contained in the attached press release.  These non-GAAP financial measures are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
The following exhibit is furnished herewith:

Exhibit No.	Description
99.1	Press Release entitled "Pure Storage Announces Second Quarter Fiscal 2021 Financial Results"

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pure Storage, Inc.
(Registrant)

By:	/s/ Kevan Krysler
Kevan Krysler
Chief Financial Officer
August 25, 2020